Exhibit 4.88

Second Amendment to "OPTION AGREEMENT FOR PUMPERNICKEL
GEOTHERMAL PROPERTY, HUMBOLDT COUNTY, NEVADA"
dated October 12, 2004, as amended February 14, 2006

This Second Amendment is made and entered into this 12 day of December, 2007 (the "Effective Date"), by and between:

Nevada Geothermal Power Inc. ("NGP"), and its US subsidiary Nevada Geothermal Power Company (formerly Noramex Corp.) both of 900-409 Granville Street, Vancouver, BC, V6C 1T2;

and

Sierra Geothermal Power Corp. ("SGP"), a Corporation registered in British Columbia located at Suite 500 – 666 Burrard St, Vancouver BC, V6P 3P6 (prior to December 14, 2006 known as Inovision Solution Inc)

sometimes and hereinafter referred to singularly as "Party" or collectively as "Parties". Whereas:

A.

The Parties entered in an agreement "OPTION AGREEMENT FOR PUMPERNICKEL GEOTHERMAL PROPERTY, HUMBOLDT COUNTY, NEVADA" on October 12, 2004, which was amended by an Amendment Agreement dated February 14, 2006 (collectively, the "Agreement"); and

B.

The Parties hereby agree to further amend the Agreement as
provided for herein.

Now therefore the Parties hereto agree as follows:

1. That section 3.2 of the Agreement is hereby deleted in its entirety and replaced by the following:

3.2   To exercise the Option and thereby acquire a 50% interest in the Property, SGP must:

(a) make cash payments to NGP totalling $120,000 in accordance with the following schedule	(b) complete Work Programs on the Property totalling $5,000,000, subject to paragraph 3 5 hereof, in accordance with the following schedule:	(c) issue to NGP a total of 600,000 common shares in the capital of SGP in accordance with the following schedule:	Due Dates
$10,000	NA	100,000 common shares	Previously completed on or before Jan 15, 2005
$10,000	$400,000	100,000 common shares	Previously completed on or before Dec 15, 2005
$10,000	$600,000	100,000 common shares	Previously completed on or before Dec 15, 2006
$20,000	NA	100,000 common shares	To be completed on or before Dec 15, 2007
$70,000	$4,000,000	200,000 common shares	To be completed on or before Dec 15, 2008

2. Except as specifically amended by this Second Agreement, the Agreement is hereby ratified, approved and confirmed to be in full force and effect.

3. NGP hereby confirms that SGP has fulfilled the requirements of the Agreement, as amended by this Second Amendment, up to the Effective Date of this Second Amendment and is not in default under the terms of the Agreement.

The terms of this Second Amendment are accepted and agreed to by the parties as of the Effective Date.

NEVADA GEOTHERMAL POWER INC.

By:	/s/ Brian Fairbank
Brian D. Fairbank, President and CEO

NEVADA GEOTHERMAL POWER COMPANY
By:	/s/ Brian Fairbank
Brian D. Fairbank, President

SIERRA GEOTHERMAL POWER CORP
By:	/s/ Joel Ronne
Joel Ronne, Vice President and COO